EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ONEOK, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-41263) on Form S-8 of ONEOK, Inc. of our report dated June 15, 2004 relating to the statements of net assets available for benefits of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the years then ended and related schedule, which report appears in the December 31, 2003 annual report on Form 11-K of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

/s/ KPMG LLP

Tulsa, Oklahoma

June 25, 2004